Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, each of the undersigned hereby agrees to the joint filing with the other reporting person of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock of PAID, Inc. and that this Agreement be included as an exhibit to such joint filing.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement this 14th day of May, 2018.

/s/ Christopher J. Coghlin                                                                                                                    /s/ Kimberly Coghlin
Christopher J. Coghlin                                                                                                                         Kimberly Coghlin